SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) April 17, 2001
                                  ----------------




                         HUGHES ELECTRONICS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE               0-26035                 52-1106564
----------------------------   -----------------------    -------------------
(State or other jurisdiction        (Commission            (I.R.S. Employer
 of incorporation or organization)   File Number)         Identification No.)




                          200 North Sepulveda Boulevard
                          El Segundo, California 90245
                         -------------------------------
                                 (310) 662-9688
                                ----------------
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)

ITEM 5. OTHER EVENTS

      On April 17, 2001, a news release was issued on the subject of first quarter consolidated earnings by Hughes Electronics Corporation (Hughes). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of Hughes' Quarterly Report on Form 10-Q. The release is as follows:

                        Hughes Reports First Quarter 2001
                                Financial Results

                 DIRECTV U.S. Business Grows Revenue by 25%; EBITDA by 61%

      El Segundo, Calif., April 17, 2001 -- Hughes Electronics Corporation, a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, today reported first quarter 2001 revenues increased 11.2% to $1,893.0 million, compared with $1,703.1 million in the first quarter of 2000. EBITDA1 for the quarter was $113.2 million and EBITDA margin1 was 6.0%, compared to EBITDA of $152.7 million and EBITDA margin of 9.0% in the first quarter of 2000.

     "Our DIRECTV U.S. business continues to be our primary growth driver," explained Michael T. Smith, HUGHES chairman and chief executive officer. "Despite uncertain economic conditions, we activated a record number of DIRECTV U.S. customers--on a gross basis--for the 14th consecutive quarter."

      Smith continued, "As a result, DIRECTV generated more than $1.3 billion in revenues in the quarter, an increase of 25% over the first quarter of 2000, and $50 million in EBITDA, a 61% improvement over the same period last year. DIRECTV Latin America also contributed to our growth with $165 million in revenues, a 45% increase over the previous year's first quarter."

      Smith added that the improved DIRECTV U.S. EBITDA in the quarter was more than offset by changes in sales and sales-type leases of PanAmSat satellite transponders, increased investment in Hughes Network Systems' (HNS) DirecPC(R) broadband business, and fewer sales of HNS' DIRECTV receiving systems.


      "Given the slowing economy, we believe it's prudent to adopt a cautious approach to growth at DIRECTV, while focusing even more on maximizing our returns," Smith continued. "As such, we will manage our subscriber acquisition costs (SAC) to ensure we maintain or increase our return on investment, redouble our efforts to minimize churn, and generate increasing EBITDA."


      HUGHES had a first quarter 2001 net loss of $105.3 million, compared to a net loss of $81.9 million in the same period of 2000. The decline was due to the reduced EBITDA and increased depreciation expense associated with PanAmSat's larger satellite fleet and the increased number of leased DIRECTV set-top boxes in Latin America, partially offset by the elimination of operating losses and one-time after-tax charges related to the discontinued DIRECTV Japan business.

                            Segment Financial Review

                            Direct-To-Home Broadcast

      First quarter revenues for the segment increased 26.9% to $1,489.9 million from $1,173.8 million in the first quarter of 2000. The segment had EBITDA of $6.0 million compared with negative EBITDA of $9.2 million in the first quarter of 2000.

      United States: DIRECTV reported quarterly revenues of $1,324 million, an increase of 25% from last year's first quarter revenues of $1,059 million. The increase was primarily due to continued strong subscriber growth.

      DIRECTV added 840,000 gross subscribers in the quarter. After accounting for expected churn, this resulted in net subscriber additions in the quarter of 340,000. As of March 31, 2001, DIRECTV had more than 9.8 million subscribers, representing an 18% increase over the 8.3 million customers attained as of March 31, 2000.

      EBITDA for the first quarter of 2001 was $50 million compared to EBITDA of $31 million in last year's first quarter. This increase was principally due to increased EBITDA resulting from the larger subscriber base, which more than offset the higher marketing costs associated with the record first quarter gross subscriber additions.

      Latin America: DIRECTV Latin America generated $165 million in revenues for the quarter compared with $114 million in the first quarter of 2000. This 45% increase was primarily due to continued strong subscriber growth.

      The DIRECTV service in Latin America added 101,000 net subscribers in the first quarter of 2001. The total number of DIRECTV subscribers in Latin America as of March 31, 2001 was just over 1.4 million, compared to 909,000 as of March 31, 2000.

      DIRECTV Latin America had negative EBITDA of $44 million in the quarter compared to negative EBITDA of $38 million in the same period of 2000. The change was primarily due to the impact of higher marketing expenses associated with the subscriber growth, which more than offset the increased EBITDA resulting from the larger subscriber base.

                               Satellite Services

      PanAmSat, which is 81%-owned by HUGHES, reported first quarter 2001 revenues of $205.2 million compared with $299.1 million in the prior year's period. The decrease was driven primarily by $94 million of first quarter 2000 outright sales and sales-type leases, for which there were no comparable sales in the first quarter 2001. While revenues from outright sales and sales-type leases represent substantial long-term commitments for PanAmSat services, virtually all of these revenues are recognized at service commencement. Revenues from operating lease agreements are recognized monthly over the term of the agreement. As a result, revenues from sales and sales-type lease transactions are subject to greater variation from period to period than revenues from operating leases.

      EBITDA for the quarter was $140.0 million, compared with first quarter 2000 EBITDA of $201.0 million. EBITDA margin in the first quarter of 2001 was 68.2%, compared to 67.2% in the same period of 2000. The decrease in EBITDA was principally due to the sales and sales-type leases executed in the first quarter 2000, and an increase in direct operating, and selling, general and administrative (SG&A) costs resulting from the company's continued fleet expansion, and increased investment in the new NET-36 initiative. Excluding the impact of new sales and sales-type leases and operating costs associated with NET-36 from both quarters, EBITDA was $147.5 million and EBITDA margin was 72% for the first quarter 2001, compared to EBITDA of $153.3 million and EBITDA margin of 75% in the first quarter 2000.

      As of March 31, 2001, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $6.2 billion compared to approximately $6.0 billion at the end of the fourth quarter of 2000. The increase was due primarily to new contracts with HBO, TBS, The WB Television Network and Warner Brothers Domestic Television Distribution services.

                                 Network Systems

      Hughes Network Systems (HNS) generated first quarter 2001 revenues of $248.2 million versus $364.5 million in the first quarter of 2000. The decline was principally due to lower sales of DIRECTV receiving equipment due primarily to the completion of the PRIMESTAR by DIRECTV conversion process in the third quarter of 2000. HNS shipped 252,000 DIRECTV receiver systems in the first quarter of 2001, compared to 980,000 units in the same period last year. HNS also introduced two new DIRECTV receivers during the quarter, one for high-definition television and the other featuring TiVo functionality.

      In the quarter, HNS had negative EBITDA of $38.3 million compared to EBITDA of $16.8 million in the first quarter of 2000. The decline in EBITDA is primarily attributable to lower shipments of and decreased manufacturing subsidies on DIRECTV receivers, and increased investment in DirecPC to grow its broadband subscriber base. In the quarter, DirecPC added nearly 11,000 net subscribers, bringing the cumulative total to approximately 62,000 broadband consumers in the United States.


      HNS booked over $200 million of new orders in its Enterprise business in the first quarter of 2001, a 17% increase from the same period a year ago. The increase in backlog was primarily attributable to a new service agreement with a major processor of debit and credit card transactions. HNS ended the first quarter with a backlog of more than $500 million in its Enterprise business.


                                  BALANCE SHEET

      From December 31, 2000 to March 31, 2001, the Company's consolidated cash balance increased $19.5 million to $1,527.6 million and total debt increased $379.5 million to $1,696.1 million.

      Hughes  Electronics  Corporation is a unit of General Motors  Corporation.
The  earnings  of  Hughes   Electronics  are  used  to  calculate  the  earnings
attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of HUGHES' first quarter 2001 earnings call will be available at the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. Investors are advised to allow 15 minutes prior to the call to register and download any necessary software. Following the completion of the call, the webcast will be archived on the Investor Relations portion of the HUGHES website. HUGHES invites reporters to participate in a listen-only mode on its first quarter 2001 analyst call at 2 p.m. ET today. The dial-in number is 719-457-2638 and the confirmation code is 471288.

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by General Motors and HUGHES.

----------------------
1 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.


                                       ###

CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)                           March 31,
                                                  2001            December 31,
ASSETS                                         (Unaudited)             2000
------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                         $1,527.6          $1,508.1
Accounts and notes receivable                      1,347.9           1,253.0
Contracts in process                                 168.6             186.0
Inventories                                          431.5             338.0
Deferred income taxes                                 94.7              89.9
Prepaid expenses and other                           857.9             778.7
------------------------------------------------------------------------------

Total Current Assets                               4,428.2           4,153.7
Satellites, net                                    4,372.4           4,230.0
Property, net                                      1,748.5           1,707.8
Net Investment in Sales-type Leases                  202.3             221.1
Intangible Assets, net                             7,104.7           7,151.3
Investments and Other Assets                       1,386.3           1,815.4
------------------------------------------------------------------------------

Total Assets                                     $19,242.4         $19,279.3
==============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
------------------------------------------------------------------------------
Current Liabilities
Accounts payable                                  $1,348.6          $1,224.2
Deferred revenues                                    136.6             137.6
Short-term borrowings and current
   portion of long-term debt                         382.9              24.6
Accrued liabilities and other                      1,188.0           1,304.5
------------------------------------------------------------------------------
Total Current Liabilities                          3,056.1           2,690.9
Long-Term Debt                                     1,313.2           1,292.0
Other Liabilities and Deferred Credits             1,646.2           1,647.3
Deferred Income Taxes                                666.3             769.3
Commitments and Contingencies
Minority Interests                                   524.2             553.7
Stockholder's Equity                              12,036.4          12,326.1
------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity       $19,242.4         $19,279.3
==============================================================================
Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)                                                   Three Months
                                                            Ended March 31,
                                                         -----------------------
                                                          2001           2000
--------------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                                         $ 1,489.9     $  1,173.8
EBITDA (1)                                             $     6.0     $     (9.2)
EBITDA Margin (1)                                            0.4%          N/A
Operating Loss                                         $  (145.5)    $   (126.0)
Depreciation and Amortization                          $   151.5     $    116.8
Capital Expenditures                                   $   127.6     $    168.0

--------------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                                         $   205.2     $    299.1
EBITDA (1)                                             $   140.0     $    201.0
EBITDA Margin (1)                                           68.2%          67.2%
Operating Profit                                       $    41.1     $    127.3
Operating Profit Margin                                     20.0%          42.6%
Depreciation and Amortization                          $    98.9     $     73.7
Capital Expenditures                                   $    67.2     $    158.0

--------------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                                         $   248.2     $    364.5
EBITDA (1)                                             $   (38.3)    $     16.8
EBITDA Margin (1)                                           N/A             4.6%
Operating Profit (Loss)                                $   (52.6)    $      0.1
Depreciation and Amortization                          $    14.3     $     16.7
Capital Expenditures                                   $   178.2     $     67.6

--------------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                                         $   (50.3)     $  (134.3)
EBITDA (1)                                             $     5.5      $   (55.9)
Operating Profit (Loss)                                $     4.5      $   (58.9)
Depreciation and Amortization                          $     1.0      $     3.0
Capital Expenditures                                   $   (21.8)     $    20.7
--------------------------------------------------------------------------------
TOTAL
Total Revenues                                         $  1,893.0     $ 1,703.1
EBITDA (1)                                             $    113.2     $   152.7
EBITDA Margin (1)                                            6.0%           9.0%
Operating Loss                                          $ (152.5)     $   (57.5)
Depreciation and Amortization                           $  265.7      $   210.2
Capital Expenditures                                    $  351.2      $   414.3

================================================================================
Certain 2000 amounts have been reclassified to conform to the 2001 presentation.

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET LOSS
(Dollars in Millions)
(Unaudited)                                                   Three Months
                                                            Ended March 31,
                                                          --------------------
                                                           2001        2000
------------------------------------------------------------------------------
Revenues
Direct broadcast, leasing and other services             $1,698.2    $1,472.4
Product sales                                               194.8       230.7
------------------------------------------------------------------------------
-----------
Total Revenues                                            1,893.0     1,703.1
------------------------------------------------------------------------------
Operating Costs and Expenses
Broadcast programming and other costs                       738.7       667.8
Cost of products sold                                       154.5       188.5
Selling, general and administrative expenses                886.6       694.1
Depreciation and amortization                               265.7       210.2
------------------------------------------------------------------------------
Total Operating Costs and Expenses                        2,045.5     1,760.6
------------------------------------------------------------------------------

Operating Loss                                             (152.5)      (57.5)

Interest income                                              23.8         3.9
Interest expense                                            (50.6)      (44.9)
Other, net                                                    7.2      (239.2)
------------------------------------------------------------------------------
Loss From Continuing Operations Before
     Income Taxes, Minority
     Interests and Cumulative
     Effect of Accounting Change                           (172.1)     (337.7)

Income tax benefit                                           49.9       221.8
Minority interests in net losses of subsidiaries             24.3         7.6
------------------------------------------------------------------------------

Loss from continuing operations
      before cumulative effect of
      accounting change                                     (97.9)     (108.3)
Income from discontinued operations, net of taxes               -        26.4
------------------------------------------------------------------------------

Loss before cumulative effect of accounting change          (97.9)      (81.9)
Cumulative effect of accounting change, net of taxes         (7.4)          -
------------------------------------------------------------------------------

Net Loss                                                   (105.3)      (81.9)

Adjustment to exclude the effect of
   GM purchase accounting                                     0.8         5.3
------------------------------------------------------------------------------

Loss Excluding the Effect of GM Purchase
   Accounting Adjustment                                   (104.5)      (76.6)

Preferred stock dividends                                   (24.1)      (24.7)
------------------------------------------------------------------------------

Loss Used for Computation of Available
   Separate Consolidated Net Loss                         $(128.6)    $(101.3)
==============================================================================

Available Separate Consolidated Net Loss
Average number of shares of
      General Motors Class H
      Common Stock outstanding
      (in millions) (Numerator)                             875.4       413.4
Average Class H dividend base
      (in millions) (Denominator)                         1,299.1     1,294.5
Available Separate Consolidated Net Loss                   $(86.7)     $(32.4)
==============================================================================

Certain 2000 amounts have been reclassified to conform to the 2001 presentation.

                                    SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          HUGHES ELECTRONICS CORPORATION
                                          ------------------------------
                                                  (Registrant)



                                       By
Date April 17, 2001                    /s/Roxanne S. Austin
     ----------------                  -----------------------------------
                                       (Roxanne S. Austin,
                                        Chief Financial Officer)